AMENDMENT TO EMPLOYMENT AGREEMENT

          The Employment Agreement, dated as of October 22, 1995, by and between PROFFITT'S, INC., a Tennessee Corporation (the "Company"), and
W. Thomas Gould (the "Executive"), is hereby amended, effective as of February 13, 1997, by amending Section 3.2 of the Employment Agreement as set forth below.
          1. Section 3.2 of the Employment Agreement is deleted, and replaced in its entirety as follows:
     Section 3.2. Severance Amounts. If the Executive's employment terminates for any reason, other than by the Company upon conviction of the Executive of, or plea by the Executive of guilty or nolo contendere to, a felony involving moral turpitude with respect to the business of the Company, the Company shall, in addition to the payments under
Section 3.1, (a) continue to pay Executive (or his designated beneficiary), through February [2], 2001, his base compensation ($750,000), payable at such intervals as such base compensation would ordinarily be paid, (b) continue to allow the Executive (or his designated beneficiary) to exercise his Option (and any subsequently granted options) to purchase common stock of the Company pursuant to the terms set forth in the LTIP (other than any provisions in the LTIP that terminate the exercise period for the Option) until the first to occur of (i) February [2], 2001 or (ii) the second anniversary of the Executive's Date of Termination, (c) continue to provide, through February [2], 2001, medical and life insurance coverage in accordance with such Company's programs for similarly situated senior management (and their dependents) as it may exist from time to time and
(d) continue to allow the Executive (or his designated beneficiary) to exercise all outstanding stock options granted to Executive by Younkers, Inc., and assumed by the Company, until the first to occur of (i) the regularly scheduled expiration of the term of the stock option or
(ii) the first anniversary of the Executive's Date of Termination. If the Executive's employment is terminated by his death, the Company shall direct that all amounts described in Section 3.1 and this Section 3.2 be paid to the Executive's designated beneficiaries, or to the executors, administrators or other legal representatives of the Executive (in such order of priority) as the Executive may have filed with the Company.
          IN WITNESS WHEREOF, the parties have executed this Amendment on the date and year first above written.


                                           PROFFITT'S, INC.


                                        By:____________________________
                                           R. Brad Martin
                                           Chairman of the Board of
                                            Directors and Chief
                                            Executive Officer



                                           EXECUTIVE


                                           ____________________________
                                           W. Thomas Gould

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